Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces First Quarter 2010 Results

Denver, Colorado – (Business Wire) – April 21, 2010 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2010.

Highlights for the first quarter of 2010 as compared to the first quarter of 2009 include:

•	Revenue increased 15.6% to $409.7 million

•	Comparable restaurant sales increased 4.3%

•	Restaurant level operating margin was 26.1%, an increase of 260 basis points

•	Net income was $37.8 million, an increase of 49.1%

•	Diluted earnings per share was $1.19, an increase of 52.6%

“We’re extremely proud of our first quarter results, and we’re delighted to see more customer visits to Chipotle after a year where the tough economy impacted us. These strong financial results only strengthen our commitment to our vision to change the way people think about and eat fast food by serving great tasting food made from higher quality and more sustainable raw ingredients” said Founder, Chairman and Co-CEO Steve Ells.

First quarter 2010 results

Revenue for the quarter was $409.7 million, up 15.6% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 4.3% increase in comparable restaurant sales. Comparable restaurant sales growth was driven by increased traffic in the quarter.

During the quarter Chipotle opened 20 new restaurants, bringing the total restaurant count to 976.

Restaurant level operating margin was 26.1% in the quarter, an increase of 260 basis points over the prior year period. The increase was primarily driven by the impact of comparable restaurant sales growth and continued labor efficiencies.

G&A costs were 6.4% of revenue, down 30 basis points from the prior year period. The improvement as a percent of revenue was attributed to the impact of comparable restaurant sales growth which was partially offset by higher stock based compensation expense.

Net income for the first quarter of 2010 was $37.8 million, or $1.19 per diluted share, compared to $25.4 million, or $0.78 per diluted share, in the first quarter of 2009.

“The commitment of our restaurant managers and crew to provide great customer service and serve great tasting food is paying off with increased customer visits. Our efforts to hire and develop top performing crew will continue to lead to stronger future leaders running our restaurants, and ensure our customers will enjoy the best customer service possible” said Co-CEO Monty Moran.

Outlook

For 2010, management expects the following:

•	120-130 new restaurant openings

•	Mid single digit comparable restaurant sales growth

•	An effective tax rate of approximately 38.5%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss first quarter 2010 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-888-204-4349 or 1-913-312-1401 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 4925049. The replay will be available until April 28, 2010. The call will be webcast live from the Company’s website at chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 975 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales increases, the number of restaurants we intend to open, and our expected effective tax rate in 2010 are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; changes in consumer preferences, general economic conditions or consumer discretionary spending; changes in the availability and costs of food; the risk of food-borne illnesses and other health concerns about our food products; the potential for increased labor costs or difficulty retaining qualified employees; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks relating to our expansion into new markets; risks related to our development and implementation of a new marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2010		2009
Revenue	$409,686	100.0%	$354,456	100.0%

Restaurant operating costs:
Food, beverage and packaging	123,908	30.2	109,884	31.0
Labor	104,017	25.4	93,567	26.4
Occupancy	31,088	7.6	26,957	7.6
Other operating costs	43,678	10.7	40,663	11.5
General and administrative expenses	26,194	6.4	23,719	6.7
Depreciation and amortization	16,734	4.1	14,720	4.2
Pre-opening costs	1,502	0.4	1,893	0.5
Loss on disposal of assets	1,269	0.3	1,864	0.5

	348,390	85.0	313,267	88.4

Income from operations	61,296	15.0	41,189	11.6

Interest and other income	275	0.1	198	0.1
Interest and other expense	(79)	0.0	(73)	0.0

Income before income taxes	61,492	15.0	41,314	11.7
Provision for income taxes	(23,645)	(5.8)	(15,922)	(4.5)

Net income	$37,847	9.2	$25,392	7.2%

Earnings per share:
Basic	$1.20		$0.79

Diluted	$1.19		$0.78

Weighted average common shares outstanding:
Basic	31,483		32,003

Diluted	31,814		32,362

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$193,002	$219,566
Accounts receivable, net of allowance for doubtful accounts of $199 and $339 as of March 31, 2010 and December 31, 2009, respectively	3,514	4,763
Inventory	6,314	5,614
Current deferred tax asset	3,526	3,134
Prepaid expenses	15,694	14,377
Available-for-sale securities	105,000	50,000

Total current assets	327,050	297,454

Leasehold improvements, property and equipment, net	637,569	636,411
Other assets	6,214	5,701
Goodwill	21,939	21,939

Total assets	$992,772	$961,505

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$26,139	$25,230
Accrued payroll and benefits	24,748	41,404
Accrued liabilities	28,214	31,216
Current portion of deemed landlord financing	103	96
Income tax payable	21,068	4,207

Total current liabilities	100,272	102,153

Deferred rent	110,019	106,395
Deemed landlord financing	3,753	3,782
Deferred income tax liability	35,984	38,863
Other liabilities	8,365	6,851

Total liabilities	258,393	258,044

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2010 and December 31, 2009	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 33,619 and 33,473 shares issued as of March 31, 2010 and December 31, 2009, respectively	336	335
Additional paid-in capital	550,907	539,880
Treasury stock, at cost, 2,160 and 1,990 shares at March 31, 2010 and December 31, 2009, respectively	(132,114)	(114,316)
Accumulated other comprehensive income (loss)	(130)	29
Retained earnings	315,380	277,533

Total shareholders’ equity	734,379	703,461

Total liabilities and shareholders’ equity	$992,772	$961,505

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three months ended March 31,
	2010	2009
Operating activities
Net income	$37,847	$25,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,734	14,720
Deferred income tax (benefit) provision	(3,271)	2,945
Loss on disposal of assets	1,269	1,864
Bad debt allowance	(136)	(299)
Stock-based compensation	4,687	3,372
Other	(159)	(19)
Changes in operating assets and liabilities:
Accounts receivable	1,385	567
Inventory	(700)	(977)
Prepaid expenses	(1,317)	(1,897)
Other assets	(513)	(189)
Accounts payable	1,700	(562)
Accrued liabilities	(19,658)	3,131
Income tax receivable/payable	16,861	10,208
Deferred rent	3,624	4,139
Other long-term liabilities	1,514	616

Net cash provided by operating activities	59,867	63,011

Investing activities
Purchases of leasehold improvements, property and equipment, net	(19,703)	(27,144)
Purchase of available-for-sale securities	(55,000)	—
Maturity of available-for-sale securities	—	99,990

Net cash provided by (used in) investing activities	(74,703)	72,846

Financing activities
Proceeds from option exercises	3,791	1,571
Excess tax benefit on stock-based compensation	2,301	630
Payments on deemed landlord financing	(22)	(20)
Acquisition of treasury stock	(17,798)	(21,148)

Net cash used in financing activities	(11,728)	(18,967)

Net change in cash and cash equivalents	(26,564)	116,890
Cash and cash equivalents at beginning of period	219,566	88,044

Cash and cash equivalents at end of period	$193,002	$204,934

Supplemental disclosures of cash flow information
Decrease in purchases of leasehold improvements, property and equipment accrued in accounts payable	$(791)	$(666)

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	Mar. 31, 2009
Number of restaurants opened	20	45	26	24	26
Restaurant relocations or closures	—	—	(1)	—	(1)
Number of restaurants at end of period	976	956	911	886	862
Average restaurant sales	$1,736	$1,728	$1,736	$1,734	$1,755
Comparable restaurant sales increases	4.3%	2.0%	2.7%	1.7%	2.2%